EXHIBIT 8

                     [LETTERHEAD OF MORGAN, LEWIS & BOCKIUS LLP]
September 15, 1998

REPUBLIC SECURITY FINANCIAL CORPORATION
4400 Congress Avenue
West Palm Beach, Florida 33407

Re: CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER OF FIRST PALM BEACH BANCORP, INC. WITH AND INTO REPUBLIC SECURITY FINANCIAL CORPORATION

Ladies and Gentlemen:

This opinion is being delivered to you in connection with the Form S-4 Registration Statement (the "Registration Statement") filed pursuant to the Agreement and Plan of Merger dated as of May 27, 1998 (the "Agreement") by and between First Palm Beach Bancorp, Inc., a Delaware corporation ("FPB"), and Republic Security Financial Corporation, a Florida corporation ("Republic"). Pursuant to the terms of the Agreement, FPB will merge with and into Republic (the "Merger"). Subsequent to the Merger, First Bank of Florida, a federally chartered stock savings bank and a wholly owned subsidiary of FPB ("FPB Bank") will merge with and into Republic Security Bank, a Florida chartered stock commercial bank and a wholly owned subsidiary of Republic ("Republic Bank") (the "Subsidiary Bank Merger").

Except as otherwise provided herein, capitalized terms used but not defined herein shall have the meanings set forth in the Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

We have acted as legal counsel to Republic in connection with the Merger. As such, and for the purpose of rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all exhibits and schedules attached thereto):

         1.       The Agreement;

         2. The tax representation letters delivered to us by Republic and FPB (the "Tax Representations"); and

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Republic Security Financial Corporation
September 15, 1998
Page 2

         3. Such other instruments and documents related to the formation, organization and operation of Republic and FPB and to the consummation of the Merger and other transactions contemplated by the Agreement as we have deemed necessary or appropriate.

In preparing our opinion, as set forth below, we have reviewed such other documents relating to the Merger and such federal income tax authority as we deemed relevant under the circumstances. For purposes of this opinion, we have assumed, with your permission and without independent investigation, that:

         1. Original documents (including signatures thereto) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness of those documents;

         2. All representations, warranties, and statements made or agreed to by Republic and FPB, their managements, employees, officers, and directors in connection with the Merger, including, but not limited to, those set forth in the Agreement (including exhibits thereto) and the Tax Representation letters are true and accurate at all relevant times;

         3. All covenants contained in the Agreement (including exhibits thereto) and the Tax Representation letters are performed without waiver or breach of any material provision thereof;

         4. Any representation or statement made "to the best of knowledge" or similarly qualified is correct without such qualification; and

         5. The opinion from Skadden, Arps, Slate, Meagher & Flom LLP, in satisfaction of Section 8.3(d) of the Agreement will be delivered to FPB at the Effective Time and will not be withdrawn for any reason.

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Republic Security Financial Corporation
September 15, 1998
Page 3

                                     OPINION

Based upon the foregoing, it is our opinion that for federal income tax purposes the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, and that, accordingly: (i) no gain or loss will be recognized by Republic or FPB as a result of the Merger; (ii) no gain or loss will be recognized by the FPB stockholders who exchange all of their FPB Common Stock solely for Republic Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Republic Common Stock); (iii) the aggregate tax basis of the Republic Common Stock received by FPB stockholders who exchange all of their FPB Common Stock solely for Republic Common Stock pursuant to the Merger will be the same as the aggregate tax basis of the FPB Common Stock surrendered in exchange therefor (reduced by any amount allocable to the fractional share interest in Republic Common Stock for which cash is received).

In addition to our opinion on the foregoing, it is also our opinion that the statements of law and conclusions of law included in the Registration Statement under the heading "THE MERGER--Federal Income Tax Consequences" are, in all material respects, true, correct and complete.

No opinion is expressed with respect to the federal income tax consequences, if any, of the Subsidiary Bank Merger.

                                      * * *

Our opinion set forth herein is based upon existing law, regulations, administrative pronouncements and judicial decisions, all as in effect as of today's date. All such authorities are subject to change, either prospectively or retroactively. No assurance can be provided as to the effect of any such change on our opinion. If any of the facts, assumptions, or Tax Representations on which our opinion is based is incorrect, please advise us so that we may consider the effect, if any, on our opinion.

The opinion set forth herein has no binding effect on the United States Internal Revenue Service or the courts. Accordingly, no assurance can be given that, if the matter were contested, a court would agree with the opinion set forth above.

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Republic Security Financial Corporation
September 15, 1998
Page 4

We consent to the reference to our firm under the caption "Federal Income Tax Consequences" in the Proxy Statement included in the Registration Statement and to the filing of this opinion as an exhibit to the Proxy Statement and to the Registration Statement.


Very truly yours,



/s/ MORGAN, LEWIS & BOCKIUS LLP